UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CREDIT SUISSE CAPITAL FUNDS CREDIT SUISSE LARGE CAP BLEND FUND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 13, 2011

URGENT-YOUR RESPONSE IS NEEDED

1-866-796-3420

Re:          Credit Suisse Large Cap Blend Fund, Inc.

Credit Suisse Large Cap Blend II Fund

Dear Shareholder,

We have been trying to get in touch with you regarding an extremely important matter pertaining to your investment in one of the Credit Suisse Funds listed above.  This matter pertains to a reorganization of the Funds therefore it is extremely urgent that we speak to you.

The Board of Directors/Trustees, after careful consideration, has determined that a reorganization of the Credit Suisse Large Cap Blend Fund, Inc. into the Aberdeen U.S. Equity I Fund and the reorganization of the Credit Suisse Large Cap Blend II Fund into the Aberdeen U.S. Equity II Fund are in the best interests of each Fund and its respective shareholders. The reorganization will result in the complete liquidation and dissolution of the Credit Suisse Large Cap Blend Fund, Inc and the Credit Suisse Large Cap Blend II Fund.

It is imperative that we hear from you on this matter.  Please call 1-866-796-3420 (toll free) between 9:00 a.m. and 10:00 p.m. EST Monday to Friday and Saturday 12:00 p.m. to 6:00 p.m.   We do not require you to provide any account information when calling, and the call will only take a few minutes of your time.

Your prompt response is greatly appreciated.   If you have already responded, thank you for your time.

Sincerely,

John G. Popp

Chief  Executive Officer

Credit Suisse Large Cap Blend Fund, Inc.

Credit Suisse Capital Funds, on behalf of Credit Suisse Large Cap Blend II Fund